Exhibit 99.1

FOR IMMEDIATE RELEASE	May 23, 2013

NW Natural Reports on Progress of Key Initiatives at Annual Meeting of Shareholders

PORTLAND, Ore.–(MARKETWIRE) – Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), at its annual meeting of shareholders today reported on its 2012 results, including Oregon rate case outcomes, and progress on key safety, service and growth initiatives.

Last year was the fourth consecutive year of lower commodity costs and the associated drop in rates for NW Natural customers. Last summer, NW Natural returned about $39 million in gas-cost savings to customers, and then lowered residential rates again in November by about 5 percent in Oregon (including impacts from the rate case) and 8 percent in Washington.

Including last fall’s drop in natural gas prices, rates for NW Natural customers have fallen by nearly 30 percent over four years.

“Today, our customers are paying about the same amount for their natural gas as they did in 2004. At the same time, we are starting to see signs of a slow, but steady improvement in the housing sector,” said Gregg Kantor, NW Natural President and CEO. “Given the significant price advantage natural gas enjoys over electricity and oil, we are well positioned competitively as the market rebounds.”

2012 operations highlights reported on at the meeting included:

•	An increase in customer growth of about 1 percent;

•	Renewal of three key regulatory mechanisms: Decoupling, Weather Normalization and the System Integrity Tracker;

•	Launch of a new Emergency Contact Center providing specialized response to emergency calls at all hours, every day of the year;

•	Launch of a new operations and training center that provides field employees hands-on, scenario-based safety training;

•	Top-tier performance for the ninth consecutive year in the J.D. Power and Associates annual Gas Utility Residential Customer Satisfaction Study;

•	Ranked first in the West in the J.D. Power and Associates Gas Utility Business Customer Satisfaction Study

As a final highlight, the company noted it has increased dividends paid on common stock for 57 consecutive years, one of the few companies in the country to have achieved this accomplishment. The company’s current annual indicated dividend rate is $1.82 per share.

During the meeting, shareholders re-elected directors Tod R. Hamachek, Jane L. Peverett, and Kenneth Thrasher, and ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accountants for the fiscal year 2013.

NW Natural board also approves to extend share repurchasing program

Additionally, NW Natural’s board of directors today extended the company’s share repurchase program effective through May 2014. The repurchase program authorizes the company to purchase up to $100 million in value and up to 2.8 million shares of the company’s common stock. Since the program’s inception, the company has repurchased 2.1 million shares of common stock at a total cost of $83.3 million.

Forward-Looking Statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates, revenues and earnings, dividends, performance, effects of future regulatory proceedings, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the Company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the Company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE: NWN) is headquartered in Portland, Ore., and provides natural gas service to about 689,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with approximately $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

Media Contact:

Kim Heiting

503-220-2366

kah@nwnatural.com